As filed with the Securities and Exchange Commission May 16, 2002.
File No. 333- __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNION PLANTERS CORPORATION
(Exact Name of Issuer as Specified in its Charter)

Tennessee	62-0859007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6200 Poplar Avenue
Memphis, Tennessee 38119
(901) 580-6000
(Address, including zip code, and telephone number of Principal Executive Offices)

Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan
(Full Titles of the Plan)

E. JAMES HOUSE, JR.	Copy to:
Secretary and Manager of the Legal Department Union Planters Corporation 6200 Poplar Avenue Memphis, Tennessee 38119 (901) 580-5768 (Name and address of agent for service)	LAURA G. THATCHER Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7546

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Unit (1)	Offering Price (1)	Registration Fee

Common Stock, $5.00 par value (and associated Preferred Share Rights)	7,000,000 (2)	$49.71875	$348,031,250	$32,019

(1)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on May 9, 2002.

(2)	Amount to be registered includes 7,000,000 shares to be issued pursuant to the exercise of awards granted to employees, officers and directors under the Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan; plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
SIGNATURES
EXHIBIT INDEX
Opinion of E. James House, Jr.
Consent of PriceWaterhouseCoopers LLP
Amended & Restated 1992 Stock Incentive Plan

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     (a)    The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

     (b)    Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information, should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, at (901) 580-5768.

PART II.    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

     The following documents filed by Union Planters Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof from the date of the filing of such documents:

     (a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not part of the Registration Statement);

     (b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     (c)    The Registrant’s Current Reports on Form 8-K filed January 17, 2002, April 18, 2002 and April 23, 2002;

     (d)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the period since December 31, 2001;

     (e)    The description of the current management and Board of Directors of the Registrant contained in the Proxy Statement of the Registrant filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 for the Registrant’s Annual Meeting of Shareholders held on April 18, 2002;

     (f)    The Registrant’s Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989, (SEC File No. 0-6919) in connection with the Registrant’s designation and authorization of its Series F Preferred Stock; and

     (g)    The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement under Section 12(b) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

     Not Applicable.

Item 5.    Interests of Named Experts and Counsel

     The validity of the shares of the Registrant’s Common Stock offered pursuant to the Registration Statement will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of the Registrant. E. James House, Jr. is an officer of and receives compensation from the Registrant.

Item 6.    Indemnification of Directors and Officers

The Restated Charter of the Registrant provides as follows:

TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant’s Amended and Restated Bylaws provides as follows:

The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the “Act”). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinary prudent men exercise under similar circumstances and in like positions.

A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote to the shareholders.

Item 7.    Exemption from Registration Claimed

     Not Applicable.

Item 8.    Exhibits

     See Exhibit Index, which is incorporated herein by reference.

Item 9.    Undertakings

     (a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 14th day of May, 2002.

UNION PLANTERS CORPORATION

By:	/s/ Jackson W. Moore

Jackson W. Moore
Chairman of the Board, President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jackson W. Moore and E. James House, Jr., and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons as of the 14th day of May, 2002 in the capacities indicated.

Name	Capacity	Date

/s/ Jackson W. Moore Jackson W. Moore	Chairman of the Board, President Chief Executive Officer, Director (Principal Executive Officer)	May 14, 2002

/s/ Bobby L. Doxey Bobby L. Doxey	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2002

/s/ Albert M. Austin Albert M. Austin	Director	May 14, 2002

/s/ Samuel W. Bartholomew, Jr. Samuel W. Bartholomew, Jr.	Director	May 14, 2002

Name	Capacity	Date

/s/ George W. Bryan George W. Bryan	Director	May 14, 2002

/s/ James E. Harwood James E. Harwood	Director	May 14, 2002

/s/ Parnell S. Lewis, Jr. Parnell S. Lewis, Jr.	Director	May 14, 2002

/s/ Jorge M. Perez Jorge M. Perez	Director	May 14, 2002

/s/ Lou Ann Poynter Lou Ann Poynter	Director	May 14, 2002

/s/ John R. Roberts John R. Roberts	Director	May 14, 2002

/s/ Michael S. Starnes Michael S. Starnes	Director	May 14, 2002

/s/ Richard A. Trippeer, Jr. Richard A. Trippeer, Jr.	Director	May 14, 2002

Robert R. Waller, M.D.	Director	, 2002

/s/ Spence L. Wilson Spence L. Wilson	Director	May 14, 2002

EXHIBIT INDEX

TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit
No.	Description

4.1	Amended and Restated Charter of Union Planters Corporation. (Incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A dated and filed on January 22, 1999 (SEC File No. 001-10160))

4.2	Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and filed on March 15, 2002 (SEC File No. 001-10160))

4.3	Rights Agreement, dated January 19, 1999 as amended on December 3, 2001, by and between Union Planters Corporation and Union Planters Bank, N.A. (Incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A dated and filed on January 22, 1999 and Exhibit 4 to Amendment No. 1 to such Form 8-A on Form 8-A/A dated and filed on December 3, 2001 (SEC File No. 001-10160))

5.1	Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation, as to the validity of the shares of the Common Stock of Union Planters Corporation.

23.1	Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page)

99.1	Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan.